UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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MILLER INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8503 Hilltop Drive
Ooltewah, Tennessee  37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2008

The annual meeting of shareholders of Miller Industries, Inc. will be held at 9:00 a.m. (Eastern Time), on Friday, May 23, 2008, at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, for the following purposes:

1.	to elect five directors to hold office for a term of one year or until their successors are duly elected and qualified; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 8, 2008 are entitled to notice of and to vote at the annual meeting.  Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

By order of the Board of Directors,

/s/ Frank Madonia

Frank Madonia
Secretary

Ooltewah, Tennessee
April 16, 2008

We urge you to attend the annual meeting.  Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope.  You may revoke the proxy at any time before it is voted.

MILLER INDUSTRIES, INC.
8503 Hilltop Drive
Ooltewah, Tennessee  37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2008

GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, on Friday, May 23, 2008, at 9:00 a.m. (Eastern Time), and any adjournments or postponements thereof.  This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 18, 2008.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”) at the close of business on April 8, 2008 are entitled to notice of and to vote at the Annual Meeting.  On such date, the Company had issued and outstanding 11,593,588 shares of Common Stock.  A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum.  Abstentions and “non-votes” will be counted for the purpose of determining a quorum.  Each outstanding share of Common Stock is entitled to one vote.

The election of the nominees to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  Therefore, those nominees receiving the greatest number of votes at the Annual Meeting shall be elected, even though such nominees may not receive a majority of the votes cast.

Abstentions and non-votes will not be considered in the election of the nominees to the Board of Directors, but will be treated as votes against any other proposals presented to the shareholders.  A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

If a shareholder holds shares of Common Stock through a broker or other nominee (i.e., in “street name”), the broker or other nominee should provide instructions on how the shareholder may instruct the broker or other nominee to vote those shares on the shareholder’s behalf.

The Board of Directors has designated William G. Miller and Frank Madonia, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf.  A shareholder who signs and returns a proxy may revoke the proxy at any time before it has been exercised by:  (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; (ii) filing with the Secretary of the Company a written revocation; or (iii) executing and delivering a timely and valid proxy bearing a later date.  Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such choice.  If no choice is specified, such shares will be voted FOR the election of each of the five director nominees, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting.  However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s Charter and Bylaws, the Board of Directors has fixed the number of directors at five.  The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors are elected.  The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2009, or until their successors are duly elected and qualified.  The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three.  Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and Richard H. Roberts, the current members of the Board, for re-election as directors.  Each such nominee has consented to be named herein and to serve as a director, if elected.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of each of the five nominees named above to constitute the entire Board of Directors.  The Board of Directors has no reason to expect that any nominee will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

Directors are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting.  Shareholders have no right to vote cumulatively for directors.  Each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

Information concerning the nominees for election, based on data furnished by them, is set forth below.  Currently, they are all directors of the Company.  The Board of Directors has determined that three of the five nominees are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

Information Regarding Nominees

Name of Director	Background Information

Jeffrey I. Badgley
Mr. Badgley, 56, has served as Co-Chief Executive Officer of the Company with William G. Miller since October 2003, as President of the Company since June 1996 and as a director since January 1996.  Mr. Badgley served as Chief Executive Officer of the Company from November 1997 to October 2003.  In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997.  Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997.  In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996.  Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996.  He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation from 1982 until joining Miller Industries Towing Equipment Inc.

Name of Director	Background Information

A. Russell Chandler, III
Mr. Chandler, 63, has served as a director of the Company since April 1994.  He is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia.  Mr. Chandler served as Chairman of Datapath, Inc., a company that builds mobile communications trailers for military application, from October 2004 until June 2006, and he served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996.  From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags.  He founded Qualicare, Inc., a hospital management company, in 1972 and served as its President and Chief Executive Officer until its sale in 1983.

Paul E. Drack
Mr. Drack, 79, has served as a director of the Company since April 1994.  Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991.  From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc., including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer Company.  He was a director of AMAX Inc. from 1988 to 1993.  Prior to its acquisition by Cyprus Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.

William G. Miller
Mr. Miller, 61, has served as Chairman of the Board since April 1994 and Co-Chief Executive Officer of the Company since October 2003.  Mr. Miller served as Chief Executive Officer of the Company from April 1994 until June 1997.  In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997.  Mr. Miller also served as President of the Company from April 1994 to June 1996.  He served as Chairman of Miller Group, Inc., from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994.  Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

Richard H. Roberts
Mr. Roberts, 53, has served as a director of the Company since April 1994.  From August 2007 until February 2008, Mr. Roberts served as the Chief Financial Officer of Friends of Fred Thompson, Inc.  Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, and from July 1994 until April 2003, Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Forward Air Corporation.  From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation.  Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003.  Mr. Roberts was a partner in the law firm of Baker, Worthington, Crossley & Stansberry from January 1991 to August 1994, and prior thereto was an associate of the firm.

CORPORATE GOVERNANCE

Independence, Board Meetings and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent,” as “independent” is defined under applicable federal securities laws and the listing standards of the NYSE.  The independent directors are Messrs. Chandler, Drack and Roberts.

Meetings

The Board of Directors held five meetings during 2007.  All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.  The non-management directors meet in executive session as a part of the meetings of the Audit Committee.  The presiding director at those sessions is selected by the non-management directors on a meeting-by-meeting basis.  The Company does not require its directors to attend its annual meeting of shareholders.  In 2007, two of the Company’s five directors attended the annual meeting of shareholders.

Communication with Directors

Interested parties may communicate with any non-management director by mailing a communication to the attention of that director at 8503 Hilltop Drive, Ooltewah, Tennessee  37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees.  Generally, members of these committees are elected annually by the Board of Directors, but changes to the committees may be made at the Board of Directors’ discretion at any time.  These committees operate pursuant to separate written charters adopted by the Board of Directors.  The charter of the Audit Committee was amended and restated by the Board in March 2007.  These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link.  In addition, copies of these charters and guidelines can be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

The Audit Committee is comprised of Messrs. Chandler, Drack and Roberts.  The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee, among other things, recommends the appointment of the Company’s independent public accountants, reviews the scope of audits proposed by the Company’s independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the Company’s independent public accountants on matters relating to internal financial controls and procedures.  The Audit Committee held five meetings during 2007.  The report of the Audit Committee is included in this proxy statement beginning on page 15.

Compensation Committee

The Compensation Committee is comprised of Messrs. Chandler, Drack and Roberts.  The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s officers, and administers the Company’s stock option and other employee benefit plans.  The Compensation Committee held two meetings during 2007.  The report of the Compensation Committee is included in this proxy statement beginning on page 9.

Nominating Committee

The Nominating Committee is comprised of Messrs. Chandler, Drack and Roberts.  The Nominating Committee was established to evaluate candidates for service as directors to the Company and to conduct the Board’s annual self-assessment process.  The Nominating Committee will consider candidates recommended by shareholders.  Shareholder recommendations must comply with the procedures for director nominations set forth in Article I, Section 1.2, of the Company’s Bylaws and applicable law.  The Nominating Committee held two meetings during 2007.

Director Nominations

The Nominating Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors.  These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships and industry knowledge and experience.  In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review the existing director’s Board and committee attendance, performance and length of Board service.

Related Transactions and Business Relationships

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest.  Accordingly, as a general matter it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions.  Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest.  After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Certain Related Transactions and Business Relationships

William G. Miller, the Company’s Chairman and Co-Chief Executive Officer and holder of approximately 11.90% of the Company’s outstanding Common Stock, was the sole lender under the Company’s former junior credit facility.  At January 1, 2007, the aggregate amount of debt under the junior credit facility was $5.0 million.  In May 2007, the Company repaid the $5.0 million outstanding principal balance under the junior credit facility, and with such payment, all loans from Mr. Miller to the Company were paid in full.  The Company paid approximately $228,000 in interest under the junior credit facility in 2007.  In July 2007, the junior credit facility was terminated.

From January 2007 to October 2007, Mr. Miller’s son was employed by a subsidiary of the Company as a manager and salesperson and, from October 2007 through the remainder of 2007, Mr. Miller’s son was employed by the Company as Assistant to the Chairman, focusing on strategic planning and business development.  In 2007, he received salary and bonus payments of $138,998, and sales commission payments of $80,347.  The commission payments, which were attributable to his employment as a manager and salesperson, were based on the subsidiary’s commission structure that is applicable to all of its salespersons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2008, certain information with respect to:  (a) all shareholders known to be beneficial owners (as that term is defined under SEC rules) of more than 5% of the Common Stock; and (b) the Common Stock beneficially owned by (i) each director or nominee for director, (ii) the executive officers named in the Summary Compensation Table and (iii) all executive officers and directors of the Company as a group.  Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Hotchkis and Wiley Capital Management, LLC 725 Figueroa Street, 39th Floor Los Angeles, CA 90017	2,023,498	(3)	17.45%
William G. Miller 8503 Hilltop Drive Ooltewah, TN 37363	1,379,619	(4)	11.90%
Ashford Capital Management, Inc P.O. Box 4172 Wilmington, DE 19807	880,950	(5)	7.60%
Wellington Management Company, LLC 75 State Street Boston, MA 02109	876,700	(6)	7.56%
Jeffrey I. Badgley	49,000	(7)	*
Frank Madonia	25,501	(8)	*
J. Vincent Mish	22,501	(9)	*
A. Russell Chandler, III	119,062	(10)	1.03%
Richard H. Roberts	12,922		*
Paul E. Drack	16,855		*
All Directors and Executive Officers as a Group (7 persons)	1,625,460	(11)	13.91%
____________________
*	Less than one percent.
(1)	Includes shares of Common Stock that the named person or entity has the right to acquire beneficial ownership within 60 days of March 31, 2008 through the exercise of any stock option or other right.
(2)
The percentage of beneficial ownership is based on 11,593,588 shares of Common Stock outstanding on March 31, 2008, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of March 31, 2008.

(3)	As reported in an amendment to Schedule 13G filed with the SEC on February 13, 2008 by Hotchkiss and Wiley Capital Management, LLC, a registered investment adviser.
(4)	As reported in an amendment to Schedule 13D filed with the SEC on December 5, 2006.
(5)
As reported in an amendment to Schedule 13G filed with the SEC on February 14, 2008 by Ashford Capital Management, Inc., a registered investment adviser.  Such shares of Common Stock are held in separate individual client accounts, two separate limited partnerships and eleven commingled funds.

(6)	As reported in an amendment to Schedule 13G filed with the SEC on February 14, 2008 by Wellington Management Company, LLC, a registered investment advisor.
(7)	Includes 49,000 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2008.
(8)	Includes 25,500 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2008.
(9)	Includes 16,500 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2008.
(10)
Includes 36,452 shares held by a limited partnership of which Mr. Chandler’s children are limited partners, and 29,847 shares held in trust for the benefit of Mr. Chandler’s children.  Mr. Chandler disclaims beneficial ownership with respect to these shares.

(11)	Includes 91,000 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

This discussion and analysis addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall compensation philosophy, the compensation process and the administration of the compensation program.  It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables in this proxy statement.

As used in this proxy statement, the term “named executive officers” means the Company’s Chairman and Co-Chief Executive Officer; President and Co-Chief Executive Officer; Executive Vice President and Chief Financial Officer; and Executive Vice President, Secretary and General Counsel.  In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Compensation Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance, and by establishing a system that can attract, retain and reward executive officers who contribute to the long-term success of the Company.  More specifically, the overall goals of the executive compensation program include:

●	offering competitive total compensation opportunities to attract and retain talented executives;

●	providing strong links between Company performance and total compensation earned – i.e., paying for performance;

●	emphasizing long-term performance of the Company, thus enhancing shareholder value; and

●	promoting and facilitating executive officer stock ownership.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remain simple and straightforward.  This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

Administration

The Compensation Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a Charter that was approved by the Company’s Board of Directors in 2004.  None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are independent as “independent” is defined under NYSE rules and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Compensation Committee, among other things, establishes and approves the compensation level of each of the named executive officers, reviews and approves corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, determines and approves compensation based on these objectives and its evaluations, establishes criteria for granting stock options to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such stock option grants.

We regularly review and discuss the compensation of the named executive officers with William G. Miller, the Company’s Chairman and Co-Chief Executive Officer, and consult with Mr. Miller in evaluating the performance of the named executive officers.  In addition, Mr. Miller may make recommendations to us regarding compensation for all of the named executive officers, other than for himself.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s performance and relative shareholder return, our informal assessment of compensation paid to executives in comparable industries, compensation provided in previous years, the terms of each named executive officer’s employment agreement with the Company and other matters that we deem relevant.  In addition, we consider the level of experience and the responsibilities of each named executive officer, his performance as well as the personal contributions he makes to the success of the Company.  Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation.  We have not adopted any formal or informal policy for allocating compensation between long-term and short-term elements, between cash and non-cash or among the different possible forms of non-cash compensation.

In 2007, the Company’s executive compensation program consisted of two primary elements:  base salary and annual discretionary cash performance bonuses (which are disclosed in the “Summary Compensation Table” under the “Bonus” column).  In addition, while the Company did not grant any stock option awards in 2007, stock options have historically been an element of the Company’s executive compensation program, and equity-based awards may again be an element of the Company’s executive compensation program in the future.  In addition to these primary elements, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees.

Elements of Compensation

Base Salary.  On an annual basis we determine the base salary for each of the named executive officers.  The base salary for a named executive officer is established based on, among other things, his experience and the scope of his responsibilities, his performance and the performance of the Company and our informal assessment of salaries paid to executives in comparable industries.  The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers”).  We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

For 2007, Mr. Badgley’s base salary was increased $20,830, Mr. Mish’s base salary was increased $20,831 and Mr. Madonia’s base salary was increased $10,415.  Under Mr. Miller’s employment agreement with the Company, Mr. Miller is entitled to receive a base salary that is substantially the same as the Company’s other Co-Chief Executive Officer, however, from 1999 through 2006 he declined increases to which he was entitled under his agreement.  Beginning in July 2007, the Compensation Committee adjusted Mr. Miller’s salary to match the salary of the other Co-Chief Executive Officer in accordance with his employment agreement.  Mr. Miller’s base salary was increased $78,746 for 2007 as a result.

Annual Discretionary Cash Bonuses.  We utilize annual discretionary cash bonuses to reward the named executive officers for their performance and the performance of the Company during the prior year.  We have not adopted any formal or informal performance objectives for the calculation or payment of these discretionary bonuses.  Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance and relative shareholder value, discretionary bonuses awarded in previous years, the performance of the named executive officer and his personal contributions to the success of the Company.

Annual discretionary cash bonuses, as opposed to grants of stock options or other equity-based awards, are designed to more immediately reward the named executive officers for their performance.  The immediacy of these bonuses provides an incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance.  Thus, we believe that discretionary cash bonuses are an important motivating factor for the named executive officers.

We approved the payment of cash bonuses in 2007 to Messrs. Badgley, Mish and Madonia in the amounts set forth in the “Summary Compensation Table.”  In 2007, as in prior years, Mr. Miller declined an annual cash bonus from the Company.

Equity Awards.  In 2004 and in prior years, we awarded stock options to the named executive officers other than Mr. Miller, and, although we have not awarded stock options to the named executive officers since 2004, we consider equity-based awards to be an important part of the Company’s overall executive compensation philosophy.  Historically, Mr. Miller has declined grants of equity awards from the Company.

Stock options and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture and more closely align the interest of the named executive officers and the Company’s shareholders.  Equity incentive awards are granted under the Company’s 2005 Equity Incentive Plan.  This plan provides us with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as we deem appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.

In general, options for the purchase of 500 or more shares vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments.  All stock options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.

Severance and Change of Control Arrangements.  As discussed in more detail in the “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” sections below, the named executive officers may be entitled to certain benefits upon the termination of their respective employment or change in control agreements.

Other Compensation.  The named executive officers currently are entitled to participate in the Company’s health, life and disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement.  On the basis of its reviews and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and this proxy statement.

Compensation Committee
Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee, independent directors.  During 2007, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid by the Company during the years ended December 31, 2007 and 2006, respectively, to the Company’s Co-Chief Executive Officers, Chief Financial Officer and the Company’s other most highly compensated executive officer (who are referred to together as the Company’s named executive officers).

Name and Principal Position	Year	Salary (1)		Bonus (2)	Option Awards (3)	All Other Compensation (4)		Total

William G. Miller	2007	$258,753	(5)	$–	$–	$–		$258,753
Chairman and Co-Chief Executive Officer	2006	$180,007		$–	$–	$–		$180,007

Jeffrey I. Badgley	2007	$312,033		$69,250	$90,529	$7,484	(6)	$479,296
President and Co-Chief Executive Officer	2006	$291,203		$60,600	$90,529	$5,629	(6)	$447,961

Frank Madonia	2007	$214,117		$46,250	$27,159	$5,642	(6)	$293,168
Executive Vice President, Secretary and General Counsel	2006	$203,702		$40,600	$27,159	$4,564	(6)	$276,025

J. Vincent Mish	2007	$212,033		$46,250	$27,159	$4,683	(6)	$290,125
Executive Vice President, Treasurer and Chief Financial Officer	2006	$191,202		$40,600	$27,159	$3,739	(6)	$262,700
____________________
(1)	Base salary paid to officers.

(2)	Discretionary cash bonus awarded in respect of the performance of the named executive officer and the performance of the Company.

(3)
Amounts represent compensation costs recognized by the Company for financial statement reporting purposes under FAS 123R, based on the valuation of option awards granted in prior years utilizing assumptions discussed in Note 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)	No amounts are indicated for perquisites and personal benefits as the value provided did not exceed $10,000 for any named executive officer.

(5)	Beginning in July 2007, the Compensation Committee adjusted Mr. Miller’s salary to match the salary of the other Co-Chief Executive Officer in accordance with his employment agreement.

(6)	Amount represents the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program.

Additional Discussion of Material Items in Summary Compensation Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”  A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

William G. Miller.  In July 1997, the Company entered into an employment agreement with Mr. Miller that provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company.  Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees.  Mr. Miller’s employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company.  Employment may be terminated by either party upon three years’ written notice or for “cause,” as defined in the employment agreement.

Jeffrey I. Badgley and Frank Madonia.  In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia.  Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years.  However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date.  The employment agreements provide for initial base salaries of $200,000 to Mr. Badgley, and $165,000 to Mr. Madonia, each subject to annual review and adjustment by the Board of Directors.  Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice.  However, if termination is for other than “just cause” (as defined in the employment agreements), the individual is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

J. Vincent Mish.  In December 2002, the Company entered into an employment agreement with Mr. Mish.  The employment agreement provides for a rolling three-year term, extended automatically as of each annual shareholders’ meeting such that the remaining term of the employment agreement is three years as of that date.  Notwithstanding the foregoing, the term of the agreement ends on Mr. Mish’s 65th birthday.  The employment agreement provides for an initial base salary of $175,000, subject to annual review and adjustment by the Board of Directors.  Additionally, Mr. Mish may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Mr. Mish pursuant to this employment agreement for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreement), Mr. Mish is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

2005 Equity Incentive Plan

The Company’s shareholder-approved 2005 Equity Incentive Plan is a flexible plan that provides the Compensation Committee with broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Committee deems appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.  During 2007, no awards were granted to the Company’s named executive officers under the 2005 Equity Incentive Plan.

Contributory Retirement Plan

The Company maintains a contributory retirement plan for all full-time employees with at least 90 days of service.  The plan is designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  The plan provides that each participant may contribute up to 15% of his or her salary.  For 2007, the Company matched 50% of the first 5% of participant contributions.  Matching contributions vest over the first five years of employment.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information on the holdings of stock options by the named executive officers, including both unexercised and unvested awards, at December 31, 2007.

	Option Grant Date (1)	Number of Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
William G. Miller		–	–	$–	–
Jeffrey I. Badgley	9/11/1998	24,000	–	$20.625	9/11/2008
	3/26/2004	–	25,000	8.31	3/26/2014
Frank Madonia	9/11/1998	18,000	–	$20.625	9/11/2008
	3/26/2004	–	7,500	8.31	3/26/2014
J. Vincent Mish	6/26/1998	1,500	–	$35.3125	6/26/2008
	3/26/2004	7,500	7,500	8.31	3/26/2014
____________________
(1)	Vesting for each listed stock option grant occurs in 25% increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in 2007

The following table provides information, for the named executive officers, on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
William G. Miller	–	$–
Jeffery I. Badgley	25,000	$233,829.88
Frank Madonia	7,500	$70,200.00
J. Vincent Mish	–	$–

Potential Payments Upon Termination or Change in Control

The Company is party to employment agreements with each of its named executive officers, and has also entered into change in control agreements with three of its named executive officers.  Each of these employment and change in control agreements address, among other things, compensation and benefits that would be paid to the applicable named executive officer in the event that his employment is terminated for different reasons, including termination for cause or without cause, and termination in connection with a change in control.

Employment Agreements

William G. Miller.  The Company’s employment agreement with Mr. Miller provides that either the Company or Mr. Miller may terminate the agreement for any reason upon three years’ prior notice, that Mr. Miller may terminate the agreement upon 60 days’ notice in the event of a change in control, and that the Company may terminate the agreement at any time for “cause,” or if Mr. Miller dies or becomes disabled.  Upon any termination of the employment agreement, Mr. Miller will be entitled to receive all compensation due to him through his last day of employment.  However, the agreement does not provide for any post-termination payments.  Under the employment agreements, “cause” means:  (i) willful malfeasance or gross negligence; or (ii) knowingly engaging in wrongful conduct resulting in detriment to the goodwill of the Company or damage to the Company’s relationships with its customers, suppliers or employees.  The employment agreement also provides for confidentiality during employment, and for non-competition during employment and for a three-year period from termination if the Company terminates the agreement for cause or Mr. Miller terminates his employment in breach of the agreement.

Jeffrey I. Badgley, Frank Madonia and J. Vincent Mish.  The Company’s employment agreements with Messrs. Badgley, Madonia and Mish address the rights and obligations of the Company in connection with the termination of the executive’s employment in different situations including in connection with a change in control.  Under each agreement:

●
Upon any termination of the executive’s employment, including if the executive terminates his employment voluntarily, or if the Company terminates the executive’s employment for “just cause,” the executive will be entitled to receive all compensation due to him through his last day of employment.

●
If the executive’s employment is terminated due to death, the executive’s beneficiary will be entitled to receive, in one lump sum, an amount equal to:  (i) 12 months of his then-current base salary; (ii) 12 months of the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) a pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated.

●
If the executive’s employment is terminated due to disability, all of the executive’s outstanding stock options will vest and become exercisable, the executive (or his beneficiary) will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive (or his beneficiary) will be entitled to receive, monthly over a period of 24 months from the last day of employment:  (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

●
If the executive’s employment is terminated by the Company without “just cause,” or if the executive’s employment is terminated under circumstances that would entitle him to receive benefits under his change in control agreement (i.e., in connection with a change in control of the Company) with the Company, if any, all of the executive’s outstanding stock options will vest and become exercisable, the executive will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive will be entitled to receive, monthly over the shorter of a 36-month period or the remaining term of the employment agreement:  (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage; provided, that if the executive dies during the post-termination period in which these benefits are being paid, the monthly base salary and bonus payments will continue for the shorter of 12 months after his death or the remaining term of the employment agreement.

Under the employment agreements, “just cause” means:  (i) executive’s material fraud, malfeasance, gross negligence or willful misconduct with respect to the business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or its subsidiaries, and which is incapable of being remedied or not remedied within 30 days of notice from the Company; (ii) executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) executive’s material breach of the employment agreement which is incapable of being remedied or not remedied within 30 days of notice from the Company.

Each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control).

Change in Control Agreements

In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia, and in December 2002, the Company entered into a change in control agreement with Mr. Mish.  Under each agreement, if the executive’s employment is terminated within six months before, or 24 months after, a “change in control,” and the termination was either involuntary on the part of the executive (other than for cause, disability or death), or “voluntary” on the part of the executive, then all of the executive’s outstanding stock options will vest and become exercisable, and the executive will be entitled to receive:

●	a lump sum payment equal to the present value of 36 months of:

	-	his then-current base salary; and

	-	the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated;

●
a lump sum pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated, discounted to present value; and

●	health and life insurance benefits over the shorter of a 36-month period or the remaining term of the employment agreement.

However, any amounts paid under the change in control agreements will be reduced to the extent that the executive receives or is entitled to receive payments in respect of the change in control under the executive’s employment agreement.  If the executive does not actually receive payments under the employment agreement, or the employment agreement is breached by the Company, payments will be made under the change in control agreement.  Additionally, under the change in control agreements, the Company has agreed to provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

Under the change in control agreements, “voluntary” termination by the executive means termination of employment that is voluntary on the part of the executive, and, in the judgment of the executive, is due to:  (i) a reduction of the executive’s responsibilities, title or status resulting from a formal change in title or status, or from the assignment to the executive of any duties inconsistent with his title, duties or responsibilities in effect within the year prior to the change in control; (ii) a reduction in the executive’s compensation or benefits, or (iii) a Company-required involuntary relocation or the executive’s place of residence or a significant increase in the executive’s travel requirements.

Potential Payments

Assuming that a termination event or change in control occurred on December 31, 2007, the value of potential payments and benefits payable to each named executive officer who was employed by the Company on such date is summarized in the following table.  The price per share of Common Stock used for purposes of the following calculation is the closing market price on the NYSE as of December 31, 2007, the last trading day in 2007, which was $13.69.  The table excludes (i) amounts accrued through December 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances in the Company’s contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms or operation in favor of named executive officers and that is available generally to all salaried employees.  Actual amounts to be paid can only be determined at the time of such executive’s termination.

Name and payment or benefit	Termination by Company without just cause		Involuntary termination by Company or “voluntary” termination by executive after change in control		Disability		Death

William G. Miller
Payments and benefits	$–		$–		$–		$–

Jeffrey I. Badgley
Salary and bonus	$1,057,566	(1)	$1,057,566	(1)	$715,166	(2)	$372,766	(3)
Healthcare and life insurance coverage	40,750	(4)	40,750	(4)	27,167	(5)	–
Tax gross-up	–		–		–		–
Market value of stock options vesting on termination	134,500		134,500		134,500		–

Frank Madonia
Salary and bonus	$731,351	(1)	$731,351	(1)	$494,984	(2)	$258,617	(3)
Healthcare and life insurance coverage	28,507	(4)	28,507	(4)	19,005	(5)	–
Tax gross-up	–		–		–		–
Market value of stock options vesting on termination	40,350		40,350		40,350		–

J. Vincent Mish
Salary and bonus	$725,099	(1)	$725,099	(1)	$490,816	(2)	$256,533	(3)
Healthcare and life insurance coverage	39,166	(4)	39,166	(4)	26,111	(5)	–
Tax gross-up	–		255,713	(6)	–		–
Market value of stock options vesting on termination	40,350		40,350		40,350		–
____________________
(1)
Reflects the value of (i) monthly payments over the shorter of 36 months or the remaining term of the executive’s employment agreement of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(2)
Reflects the value of (i) monthly payments over 24 months of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(3)
Reflects the value of a lump sum payment of (i) 12 months of salary and average monthly bonus and (ii) pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(4)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 36 months.

(5)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 24 months.

(6)
The tax gross-up payment payable for the executive was estimated without assigning a value to the restrictive covenants to which he would be subject under his employment and change in control agreement with the Company following termination.

Non-Employee Director Compensation for 2007

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Miller Industries’ size and scope and to align the director’s interests with the long-term interests of Company shareholders.

Non-employee directors receive annual compensation comprised of a cash component and an equity component.  Under the cash component, each non-employee director receives an annual cash payment of $25,000 as compensation for service on the Board of Directors.  Additionally, each non-employee director receives a cash payment of $3,000 for each Board of Directors meeting that he attends and a cash payment of $1,000 for each committee meeting that he attends.  Under the equity component, each non-employee director is entitled to an annual award under the Company’s Non-Employee Director Stock Plan, to be paid in fully-vested shares of Common Stock, equal to $25,000 divided by the closing price of the Common Stock on the first trading day of such year.  On January 1, 2007, each of Messrs. Chandler, Drack and Roberts was granted 1,050 shares of Common Stock, which number of shares was determined by dividing $25,000 by $23.80, the closing price per share of Common Stock as reported on the NYSE on January 3, 2007, the first trading day in 2007.  Each of Messrs. Chandler, Drack and Roberts has been granted an aggregate of 15,852 shares of Common Stock under the terms of the Company’s Non-Employee Director Stock Plan through the end of 2007.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
A. Russell Chandler, III (1)	$48,000	$25,000	$73,000
Paul E. Drack (1)	$48,000	$25,000	$73,000
Richard H. Roberts (1)	$48,000	$25,000	$73,000
____________________
(1)	Member of the Audit, Compensation and Nominating Committees of the Board of Directors.

ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the NYSE.  The Audit Committee acts pursuant to a written Charter, which was amended and restated by the Board of Directors in March 2007.  The Company’s management is responsible for its internal accounting controls and the financial reporting process.  The Company’s independent accountants, Joseph Decosimo and Company, PLLC, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants.  In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect.  In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence.  The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee
Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Independent Public Accountants

General

Joseph Decosimo and Company, PLLC were the Company’s independent public accountants for 2007, and the Company anticipates that Joseph Decosimo and Company, PLLC will be retained as the Company’s independent public accountants for 2008.  Representatives of Joseph Decosimo and Company, PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make statements and to respond to appropriate questions.

The decision to engage Joseph Decosimo and Company, PLLC was made upon the recommendation of the Company’s Audit Committee and the approval of the Board of Directors.

Audit Fees

Joseph Decosimo and Company, PLLC billed fees of $263,000 and $278,864 for 2007 and 2006, respectively, for professional services rendered for the audit of the Company’s consolidated financial statements included within the Company’s Form 10-K, and review of interim consolidated financial statements included within Form 10-Qs during such periods, and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees

Joseph Decosimo and Company, PLLC did not perform any, or bill the Company for, assurance and related services related to the performance of the audit and review of financial statements for 2007 or 2006.

Tax Fees

Joseph Decosimo and Company, PLLC billed fees of $89,000 and $3,485 for tax services for 2007 and 2006, respectively.

All Other Fees

Joseph Decosimo and Company, PLLC did not perform or bill the Company for any other services during 2007 or 2006.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent auditor.  The Audit Committee specifically approves the annual audit services engagement.  Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees.  A copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link.  A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2007 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	205,110	(1)	$15.24	(1)	See Note (2)
Equity compensation plans not approved by security holders	0		0		0
____________________
(1)
Includes only options outstanding under the Company’s 1994 Stock Option Plan and 2005 Equity Incentive Plan.  Does not include shares of common stock issued to non-employee directors under the Company’s Non-Employee Director Stock Plan, which shares are fully vested and exercisable upon issuance.

(2)
The 1994 Stock Option Plan expired in August 2004, therefore no securities are available for future issuance under this plan.  As of December 31, 2007, there were 1,288,260 securities available for future issuance under the 2005 Equity Incentive Plan.  Grants are made annually to non-employee directors under the Non-Employee Director Stock Plan, and the number of shares of common stock to be granted to each non-employee director for a particular year is determined by dividing $25,000 by the closing price of a share of the Company common stock on the first trading day of such year.  Therefore, the number of securities remaining available for future issuance under the Non-Employee Director Stock Plan is not presently determinable.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the NYSE and the Company.  Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that, during 2007, all Section 16(a) filing requirements were met.

OTHER MATTERS

Deadline for Shareholder Proposals for 2009 Annual Meeting

Any proposal intended to be presented for action at the 2009 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 15, 2008 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting.  Any such shareholder proposal must meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at the time.

In addition, any proposal intended to be presented for action at the 2009 annual meeting of shareholders (other than a proposal submitted for inclusion in the Company’s proxy statement and proxy) by any shareholder of the Company must be received by the Secretary of the Company no later than 90 nor more than 120 days before that annual meeting (which deadline is currently expected to be between January 22, 2009 and February 21, 2009) in the case of a nomination for director, and no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 23, 2009) in the case of any other proposal, otherwise such proposal will not be considered at the 2009 annual meeting of shareholders.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement.  The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone.  The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2007 IS ENCLOSED WITH THIS PROXY STATEMENT.  COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER.  REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE  37363.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy – Miller Industries, Inc.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Shareholders to be Held on May 23, 2008

The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on Friday, the 23rd of May, 2008, at 9:00 a.m., and at any and all adjournments thereof as indicated on the reverse side.

This proxy is revocable at or at any time prior to the meeting.  Please sign and return this proxy to Computershare Investor Services, LLC, P.O. Box 43102, Providence, RI 02940-5067, in the accompanying prepaid envelope.

MILLER INDUSTRIES, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

A  Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 – Jeffrey I. Badgley	☐	☐	02 – A. Russell Chandler, III	☐	☐	03 – Paul E. Drack	☐	☐

04 – William G. Miller	☐	☐	05 – Richard H. Roberts	☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

Other Business:
2.	For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 16, 2008 and the Proxy Statement furnished therewith.

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon.  Executors, administrators, trustees, guardians and attorneys should so indicate when signing.  For joint accounts each owner should sign.  Corporations should sign their full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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